FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
May 10, 2010	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Sets First Quarter Records for Production, Revenues, Operating Income and Cash Flow

Salt Lake City, May 10, 2010, – FX Energy, Inc. (NASDAQ: FXEN) today announced financial results for its first quarter ended March 31, 2010.  The Company reported record first quarter net earnings of $0.9 million, or $0.02 per share.  This compares to a net loss of $(24.4) million, or $(0.58) per share for the first quarter of 2009.

Increased Production and Prices Drive Revenues Higher

Record first quarter production was the largest contributor to the Company’s much improved results.  Total net oil and gas production was 1,014 million cubic feet equivalent (Mmcfe) during the first quarter of 2010, compared to 378 Mmcfe during the 2009 quarter.  Total revenues more than tripled to $6.2 million during the first quarter of 2010 from $1.8 million during the same quarter of 2009.  The production increase was due to natural gas production in Poland from the Company’s Roszkow well, which began producing in September 2009.

Oil prices doubled over the year, averaging $68.02 per barrel in the first quarter of 2010, compared to $33.94 per barrel in the same quarter of 2009.  Gas prices during the first quarter of 2010 averaged $5.39 per Mcf, compared to $4.32 per Mcf during the same quarter of 2009, an increase of 25%.  Zloty denominated gas prices were slightly lower in the 2010 first quarter than in the same quarter of 2009, but the stronger Polish zloty resulted in increased U.S. dollar prices.

Clay Newton, FX’s Vice President Finance, remarked, “These first quarter records for production, revenues, and cash flow are the direct result of our decision to pursue the hydrocarbon potential in Poland.  We also expect to see a further boost in production, revenues and cash flow near year-end as we start production from other wells already drilled in Poland.  For the future, we expect to stay focused on our opportunities in Poland.”

Cash Flow and EBITDAX Set First Quarter Records

Net cash provided from operating activities of $2.5 million during the 2010 first quarter increased $9.1 million from the $(6.6) million of cash used in operating activities during the first quarter of 2009.  The Company also reported record first quarter earnings before interest, taxes, depreciation, amortization, exploration expense, and other non-cash charges (EBITDAX)(1).  EBITDAX during the first quarter of 2010 was $3.6 million, compared to $(0.7) million in the first quarter of 2009.  At March 31, 2010, the Company’s cash and investments were $6.0 million, with working capital of $6.6 million.

Non-cash Charges Continue to Vary

The non-cash foreign exchange charges of $1.0 million and $20.4 million for the first quarters of 2010 and 2009, respectively, are included in other income and expense.  The charges come primarily from recognition of gains and losses on intercompany loans from FX Energy, Inc., to FX Poland, its wholly-owned subsidiary.  These are non-cash losses only, and could vary greatly depending upon future exchange rate changes.

Earnings Conference Call Tomorrow, Tuesday, May 11, 2010 at 4:30 PM. Eastern (2:30 PM. Mountain)

The Company will host a conference call and webcast tomorrow to discuss 2010 first quarter results and update operational items at 4:30 p.m. Eastern Time.  Conference call information is as follows:  US dial-in-number: 888-211-9963; International dial-in-number: 913-312-1408; Passcode: 5314112.  Request: FX Energy, Inc. Conference Call.

The call will also be webcast live and interested parties may access the webcast through FX Energy's homepage at www.fxenergy.com.  For those that are unable to participate in the live call, a rebroadcast will be available through the Company’s website for two weeks beginning one hour after the completion of the call.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company's main exploration and production activity is focused on Poland's Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

(1) Explanation and Reconciliation of Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation, amortization, exploration expense, and other non-cash charges (EBITDAX) is a non-GAAP measure presented because of its acceptance as an indicator of an oil and gas exploration and production Company's ability to internally fund exploration and development activities and to service debt.  EBITDAX should not be considered in isolation or as a substitute for operating income prepared in accordance with generally accepted accounting principles.  The table below reconciles EBITDAX with income from continuing operations as derived from the Company's financial information.

EBITDAX:	Three Months Ended
	March 31, 2010	March 31, 2009
Net income (loss)	$ 929	$(24,404)
Foreign exchange loss	1,006	20,450
Exploration expense	363	2,120
Depletion, depreciation and amortization	573	374
Interest expense, net	151	135
Other non-cash items	615	616
EBITDAX	$ 3,637	$ (709)

______________________________

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 31,	December 31,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$6,029	$4,225
Receivables:
Accrued oil and gas sales	2,618	2,875
Other receivables	81	918
Inventory	240	232
Other current assets	324	394
Total current assets	9,292	8,644

Property and equipment, at cost:
Oil and gas properties (successful efforts method):
Proved	32,659	32,700
Unproved	3,416	3,403
Other property and equipment	7,824	7,654
Gross property and equipment	43,899	43,757
Less accumulated depreciation, depletion and amortization	(12,019)	(11,466)
Net property and equipment	31,880	32,291

Other assets:
Certificates of deposit	406	406
Loan fees	668	729
Total other assets	1,074	1,135

Total assets	$42,246	$42,070

-Continued-

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share data)
-Continued-

	March 31,	December 31,
	2010	2009
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,099	$3,569
VAT payable	985	575
Accrued liabilities	594	1,048
Total current liabilities	2,678	5,192

Long-term liabilities:
Notes payable	25,000	25,000
Asset retirement obligation	1,149	1,133
Total long-term liabilities	26,149	26,133

Total liabilities	28,827	31,325

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized as of March 31, 2010, and December 31, 2009; no shares
outstanding	--	--
Common stock, $0.001 par value, 100,000,000 shares authorized as of March 31, 2010, and December 31, 2009; 43,260,517
and 43,037,540 shares issued and outstanding as of March 31,
2010 and December 31, 2009, respectively	43	43
Additional paid-in capital	161,581	160,594
Cumulative translation adjustment	11,496	10,738
Accumulated deficit	(159,701)	(160,630)
Total stockholders’ equity	13,419	10,745

Total liabilities and stockholders’ equity	$42,246	$42,070

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share amounts)

	For the Three Months Ended
	March 31,
	2010	2009
Revenues:
Oil and gas sales	$6,029	$1,762
Oilfield services	143	20
Total revenues	6,172	1,782
Operating costs and expenses:
Lease operating expenses	881	747
Exploration costs	363	2,120
Oilfield services costs	169	181
Depreciation, depletion and amortization	573	374
Accretion expense	20	8
Stock compensation	352	439
General and administrative costs	1,728	1,732
Total operating costs and expenses	4,086	5,601
Operating income (loss)	2,086	(3,819)

Other income (expense):
Interest expense, net and
other expense	(151)	(135)
Foreign exchange loss	(1,006)	(20,450)
Total other expense	(1,157)	(20,585)

Net income (loss)	$929	$(24,404)

Other comprehensive income (loss):
Foreign currency translation adjustment	758	15,361
Comprehensive income (loss)	$1,687	$(9,043)

Basic and diluted net income (loss) per common share	$0.02	$(0.58)

Basic and diluted weighted average number of shares
Outstanding	43,214	42,396

FX ENERGY, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	For the Three Months Ended
	March 31,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$929	$(24,404)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation, depletion and amortization	573	374
Accretion expense	20	8
Amortization of bank fees	61	46
Stock compensation	352	439
Foreign exchange losses	1,004	19,025
Common stock issued for services	635	709
Increase (decrease) from changes in working capital items:
Receivables	1,478	1,881
Inventory	(8)	(5)
Other current assets	70	41
Other assets	--	(61)
Accounts payable and accrued liabilities	(2,626)	(4,659)
Net cash provided by (used in) operating activities	2,488	(6,606)

Cash flows from investing activities:
Additions to oil and gas properties	(487)	(2,472)
Additions to other property and equipment	(171)	(433)
Additions to marketable securities	--	(10)
Proceeds from maturities of marketable securities	--	3,798
Net cash (used in) provided by investing activities	(658)	883

Cash flows from financing activities:
Payments on loan related to auction rate securities	--	(2,408)
Proceeds from exercise of stock options and warrants	--	--
Net cash used in financing activities	--	(2,408)

Effect of exchange rate changes on cash	(26)	(151)

Net increase (decrease) in cash	1,804	(8,282)
Cash and cash equivalents at beginning of year	4,225	16,588

Cash and cash equivalents at end of period	$6,029	$8,306